Exhibit 99.1



   Newpark Resources Reports Weather Impacted Third Quarter and Nine Months
                                   Earnings

    METAIRIE, La., Oct. 25 /PRNewswire-FirstCall/ -- Newpark Resources, Inc. (NYSE: NR) today announced that it earned net income of $735,000, equal to $0.01 per diluted share, on revenue of $110.8 million for the quarter ended September 30, 2004. This compares to net income of $446,000, or $0.01 per diluted share, on revenue of $95.6 million for the third quarter of 2003.

    For the nine months ended September 30, 2004, Newpark earned net income of $3,492,000, or $.04 per share, on revenue of $319.7 million. This compares to net income of $3,444,000, equal to $.04 per share, and revenue of $278.6 million for the nine months ended September 30, 2003.

    James D. Cole, Newpark's Chairman and CEO, stated: "Newpark's third-quarter earnings were negatively impacted by approximately $0.05 per share as a result of unusual weather conditions affecting two key market areas during the period. In the Gulf of Mexico market, Hurricanes Frances and Ivan and other tropical systems interrupted operations throughout the market and delayed new project starts during the period. This directly impacted our environmental business, which experienced a sequential decline in drilling-related revenue due to weather-related disruption of operations with a net income effect of $0.01 per share. The impact in the matting segment was approximately $0.02 per share, including both oilfield drilling projects and non-oilfield mat rental operations. Newpark's non-oilfield rentals are a relatively new line of business, focused primarily on providing site access for electrical transmission line upgrades and maintenance. Much of that industry's capacity was diverted to Florida and adjacent storm-affected areas of the southeast for emergency repair operations throughout the recent quarter."

    "Drilling Fluids operations in the Gulf of Mexico market were burdened with a significant number of non-revenue days as storms shut in operations for a portion of the period. In addition, the unusually wet weather that persisted in western Canada throughout the quarter delayed rig moves and the start of new projects. While total revenue and earnings in the segment were up sharply on a sequential basis, identified project delays affected the period by the net income equivalent of $0.02 per share. Gulf of Mexico operations have subsequently rebounded to a level consistent with the improvement forecast by the Company for the third quarter and should be demonstrated in Newpark's fourth quarter results," he concluded.

    Drilling Fluids Sales & Engineering

    Third quarter segment revenue increased 25% to $71.4 million compared to $57.1 million in the year ago period. Operating income doubled to $5.0 million or 7% of revenue versus $2.8 million and 4.9% of revenue in the third quarter of 2003. For the nine months to date, Drilling Fluids revenue of $196.0 million grew 24% compared to the year-ago period. Profitability for the nine months improved to $13.8 million, or 7% of revenue, versus
$8.7 million or 5.5% in the prior year. Third quarter margins were negatively impacted by a sharp increase in barite costs. Pricing adjustments are now under way which will improve margins over the next several quarters. In addition to barite, pricing for other products and services are also being increased across the company.

    "The revenue growth tracks the increased acceptance of Newpark's high-performance water-based fluids in the U.S. market," Cole said, "which is reflected in the increase in market share that we have achieved. Newpark's rig share in the key US markets served by the company improved to 19% in the quarter from 13% a year ago. We have achieved a strong market position, and will now focus on improving pricing and margins, including selected infrastructure cost improvements made possible due to the recent higher activity level."

    Mat Sales and Rentals

    The mat segment revenue in the third quarter was $24.0 million, an increase of 21% from the 2003 quarter, producing an operating profit of $1.2 million. This compares to a loss of $0.6 million in the year-ago quarter on revenues of $19.9 million. Compared to the year-ago quarter, current period results benefited from increased sales of composite mats and increased mat rentals to customers outside of the company's traditional oilfield market, a focus of expected future revenue growth. These two product lines accounted for the earnings improvement. Non-oilfield rentals are concentrated in the electric power transmission market. While generating $1.8 million of revenue in the quarter, this industry was negatively impacted by recent weather events as operations moved to emergency repair work in Florida and other storm-damaged areas. As a result, activity in this sub-market is not expected to fully recover until early 2005. Gulf Coast oilfield rental revenue was similar on better pricing but lower volume in the quarter due to project delays. Further pricing improvement is anticipated in the oilfield market during 2005.

    For the nine months just ended, mat revenues totaled $76.1 million, rising 10% from the year ago period. The year-to-year revenue gain arose from increased composite mat sales, which rose by $10.4 million, and non-oilfield rentals, which accounted for $3.1 million of the increase. These were partially offset by lower volume of extended rentals reflecting the changing mix of drilling in the Gulf Coast land market. Year to date, segment operating income was $4.2 million compared to $2.8 in 2003.

    Cole commented, "The outlook for improvement in the segment is focused on efforts currently underway to further improve oilfield rental pricing and to complete implementation of a plan already in process to reduce fixed costs by a net of $700,000 per month by mid-year 2005. In addition, we will continue to focus on expanding non-oilfield rentals and DuraBase(TM) and Bravo(TM) composite mat sales worldwide."

    E&P Waste Disposal

    Tropical weather in the quarter constrained revenue and earnings within the E&P Waste segment. Revenue totaled $15.4 million, down 17% from the $18.6 million reported in the corresponding quarter of 2003. Waste volumes in the quarter were 32% below the prior year level due to both lower average drilling activity in the offshore Gulf of Mexico and the effects of tropical weather in the recent quarter. Pricing was stable across the period, with a small decline in average revenue per barrel due to changes in the mix of waste received. "E&P volume from drilling projects in the third quarter was 640,000 barrels, a 25% sequential decline from the second quarter in a product line that carries very high incremental margins," Cole said, adding, "Waste volume has recovered thus far in the fourth quarter."

    For the year to date, segment revenue has totaled $47.6 million, a decline of $3.4 million or 7% compared to the prior year. Oilfield waste volume for the nine months was 2.3 million barrels, a decline of 467,000 compared to the same period of 2003, with most of that difference arising in the third quarter. Average revenue per barrel has trended downward due to the decline in premium-priced offshore work and has averaged $11.90 to date compared to $12.63 in the 2003 period.

    "We believe that the outlook for the historic revenue stream within the E&P Waste segment is stable, tied largely to Gulf Coast rig activity. We do not see this activity as growing in the near term. Our current task is to further reduce our cost structure to improve profitability in the Gulf Coast market," Cole said, continuing, "Revenue growth will come from new water treatment markets that we are entering with new and proprietary treatment technology for beneficial reuse of wastewater. The first such unit is scheduled for late October delivery at our disposal facility in Wyoming's Jonah-Pinedale field. Each water treatment unit must be specifically engineered to the customer's project, and can range in capacity from several thousand to several hundred thousand barrels per day. We are currently working with several customers to define their project requirements for this new technology and expect to be active in this new market during 2005."

    Liquidity and Balance Sheet

    During the quarter, Newpark closed a $15 million project financing of its recently completed barite mill, and $6.7 million in support of the new mat rental operation in Mexico. Proceeds from these transactions were applied to reduce advances under Newpark's bank credit facility. Borrowings under that facility were $31.3 million at September 30, with $28.4 million available for cash advances and $10.8 million of letters of credit outstanding.

    Additions to property, plant and equipment included the transfer of $6.8 million of mats from inventory to equip our Mexican rental operation. Capital expenditures in the quarter were $6.5 million, concentrated in infrastructure expansion in the drilling fluids business and acquisition of new water treatment equipment supporting a new business initiative, bringing the year-to-date total to $13.8 million, consistent with the Company's anticipated annual spending plan.

    Corporate costs rose by $1.1 million compared to the same quarter of 2003, with the increase composed primarily of $400,000 of litigation costs in a case initiated by Newpark to protect certain confidential business data that was settled in August, increased insurance costs similar in amount, and start-up costs of $250,000 associated with the new Mexican mat rental operation. Year-to-date, corporate costs are $3.7 million higher than 2003, due principally to the $2.3 million cost of the previously mentioned litigation and the start-up costs of the Mexican operations.

    Newpark Resources, Inc. provides integrated fluids management, environmental and oilfield services to the exploration and production industry.

                      TWO PAGES OF FINANCIAL DATA FOLLOW

    Investor Conference Call

    Newpark will host a conference call at 10:30 AM EDT on Tuesday, October 26th to discuss these results and the outlook for the company. Investors may access the conference call by dialing (800) 862-9098. The call will be webcast and can be accessed from Newpark's Investor Relations page at http://www.newpark.com .

     For further information contact:
     Matthew W. Hardey
     Vice President of Finance
     Newpark Resources, Inc.
     3850 N. Causeway, Suite 1770
     Metairie, Louisiana 70002
     (504) 838-8222

    The foregoing discussion contains 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. There are risks and uncertainties that could cause future events and results to differ materially from those anticipated by management in the forward-looking statements included in this press release. For further information regarding these and other factors, risks and uncertainties affecting Newpark, reference is made to the risk factors set forth in the Prospectus included in Newpark's Registration Statement on Form S-3 filed on May 8, 2002 (File No. 333-87840), and to the section entitled "Forward Looking Statements" on page 17 of that Prospectus. In particular, as described on page 9 of that Prospectus, any material decline in the level of oil and gas exploration and production activity could result in fewer opportunities being available for the service industry in general and Newpark in particular, and may adversely affect the demand for our services. In addition, as described on page 13 of that Prospectus, and rescission or relaxation of governmental regulations, including in the discharge regulations recently implemented, could reduce the demand for Newpark's services and reduce Newpark's revenues and income. You are strongly urged to review these sections for a more detailed discussion of these risks and uncertainties. Newpark's SEC filings can be obtained at no charge at http://www.sec.gov , as well as through our Website, http://www.newpark.com .


     Newpark Resources, Inc.
     Consolidated Statements of Operations
     For the Three and Nine Month Periods Ended September 30

     (Unaudited)               Three Months Ended      Nine Months Ended
                                  September 30,          September 30,
     (In thousands,
      except per share data)    2004        2003        2004        2003
    Revenue:
    Drilling fluids            $71,448     $57,089    $196,041    $158,589
    E&P waste disposal          15,363      18,634      47,619      51,028
    Mat & integrated services   23,979      19,870      76,072      68,935
                               110,790      95,593     319,732     278,552

    Operating income:
    Drilling fluids              4,978       2,791      13,778       8,666
    E&P waste disposal           1,243       3,908       5,612       9,690
    Mat & integrated services    1,168        (560)      4,232       2,796
                                 7,389       6,139      23,622      21,152

    General and administrative
     expenses                    2,122         979       6,993       3,245

    Operating income             5,267       5,160      16,629      17,907

    Foreign currency (gain) loss    76          16         218        (757)
    Interest income               (118)       (138)     (1,255)       (570)
    Interest expense             3,760       3,719      10,884      11,412

    Income before income taxes   1,549       1,563       6,782       7,822
    Provision for income taxes     589         779       2,577       3,132

    Net income                     960         784       4,205       4,690

    Less:
      Preferred stock dividends    225         338         713       1,246

    Net income applicable to
     common and common
     equivalent shares            $735        $446      $3,492      $3,444
    Basic and diluted income
     per common and common
     equivalent shares           $0.01       $0.01       $0.04       $0.04

    Depreciation and
     Amortization               $5,148      $5,298     $15,340     $16,050
    Drilling Fluids Data
      Average Rigs Serviced
       (North America)             190         133         170         136
      Annualized Revenue per
       Rig (000's)              $1,258     $1,2801      $1,240      $1,198

    E&P Waste Disposal Data
    Gulf Coast E&P Waste Volume
     (barrels in 000's)            701         945       2,354       2,740
    Average Revenue per Barrel  $11.97      $12.41      $11.90      $12.63
      Gulf Coast E&P Revenue
       (millions)                 $9.3       $11.9       $29.2       $35.1
    Mat Rental Data (Gulf Coast)
      Installation Revenue
       (millions)                 $3.5        $2.9       $12.3       $12.5
      Re-rental Revenue
       (millions)                 $1.5        $2.3        $4.4        $6.6
    Average Price (per square
     foot)                       $1.04       $0.72       $0.97       $0.85
    Volume (million square feet
     installed)                    3.4         3.9        12.7        12.6


     Newpark Resources, Inc.
     Consolidated Balance Sheets
     (Unaudited)
                                                 September 30,   December 31,
     (In thousands, except share data)                2004           2003

    ASSETS

    Current assets:
      Cash and cash equivalents                       $4,331         $4,692
      Restricted cash                                    ---          8,029
      Trade accounts receivable, net                 107,923         99,948
      Notes and other receivables                      5,250          5,428
      Inventories                                     71,529         74,846
      Deferred tax asset                              11,400          8,698
      Prepaid expenses and other current assets       11,744          8,510
        Total current assets                         212,177        210,151

    Property, plant and equipment, at cost,
     net of accumulated depreciation                 205,682        206,238
    Goodwill                                         115,454        115,869
    Deferred tax asset                                 4,160          8,778
    Other intangible assets, net of accumulated
     amortization                                     15,766         14,947
    Other assets                                      21,261         19,517
                                                    $574,500       $575,500

    LIABILITIES AND STOCKHOLDERS' EQUITY

    Current liabilities:
      Foreign bank lines of credit                    $6,637        $10,610
      Current maturities of long-term debt             3,896          3,259
      Accounts payable                                36,016         40,479
      Accrued liabilities                             26,858         21,894
        Total current liabilities                     73,407         76,242

    Long-term debt, less current portion             180,496        183,600
    Other non-current liabilities                      2,706          1,697

    Stockholders' equity:
      Preferred Stock                                 20,000         30,000
      Common Stock                                       839            811
      Paid-in capital                                401,737        390,788
      Unearned restricted stock compensation            (555)          (803)
      Accumulated other comprehensive income           4,245          5,033
      Retained deficit                              (108,375)      (111,868)
        Total stockholders' equity                   317,891        313,961
                                                    $574,500       $575,500

SOURCE  Newpark Resources, Inc.
    -0-                             10/25/2004
    /CONTACT: Matthew W. Hardey, Vice President of Finance of Newpark Resources, Inc., +1-504-838-8222/
    /Web site:  http://www.newpark.com /
    (NR)

CO:  Newpark Resources, Inc.
ST:  Louisiana
IN:  OIL
SU:  ERN CCA MAV